MILLIMAN FUNDS TRUST N-1A

Exhibit 99(l)(i)

PURCHASE AGREEMENT

Milliman Funds Trust (the “Trust”), a Delaware statutory trust, and Milliman Financial Risk Management LLC (“Milliman”) hereby agree as follows:

1.	The Trust hereby offers to sell to Milliman, and Milliman hereby agrees to purchase, 10,000 shares of the Milliman Healthcare Inflation Plus ETF series of the Trust at a price of $10 per share. The Trust hereby acknowledges receipt from Milliman of funds in full payment for the foregoing shares.

2.	The shares are to be purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

3.	Milliman represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties herein have executed this Purchase Agreement as of the 12th day of February, 2026.

MILLIMAN FUNDS TRUST

/s/ Adam Schenck
Name: Adam Schenck
Title: President and Trustee

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

/s/ Maria Schiopu
Name: Maria Schiopu
Title: Head of Portfolio Management & Principal